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                                                                     EXHIBIT 2.2

                    AMENDMENT #1 TO ASSET PURCHASE AGREEMENT

      THIS AMENDMENT #1 TO ASSET PURCHASE AGREEMENT (this "AMENDMENT #1") is made and entered into as of April 21, 2003 (the "AMENDMENT DATE") between Overture Services, Inc., a Delaware corporation ("BUYER"), Fast Search & Transfer ASA, an organization organized under the laws of Norway ("SELLER" and together with Seller Subsidiaries, the "SELLER GROUP"), and U.S. Bank, National Association, as escrow agent ("ESCROW AGENT").

                                    RECITALS

      A. Buyer, Seller and Escrow Agent are parties to that certain Asset Purchase Agreement dated as of February 25, 2003 (the "APA").

      B. SECTION 9.3 of the APA provides that the APA may be amended with the written consent of the parties thereto.

      C. The parties hereto desire to amend the APA as set forth herein.

                                    AGREEMENT

      In consideration of the mutual agreements, covenants, promises and other representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                                   ARTICLE I

      1.1 AMENDMENT OF THE APA.

            (a) The following schedules to the APA are hereby amended and restated as of the date hereof and as set forth in the attachments hereto:

                  (1) SCHEDULE 1.1(L)

                  (2) SCHEDULE 1.1(V)

                  (3) SCHEDULE 1.1(AAA)

                  (4) SCHEDULE 1.1(KKK)

                  (5) SCHEDULE 1.1(JJJJ)

                  (6) SCHEDULE 1.1(LLLL)

                  (7) SCHEDULE 1.1(MMMM)
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                  (8) SCHEDULE 1.1(NNNN)

                  (9) SCHEDULE 4.10

                  (10) SCHEDULE 7.2(D)(I)

            (b) SECTION 1.1(KKK) of the APA is hereby deleted and restated to read in its entirety as follows:

            ""Offered Employees" shall mean those Business Employees identified on Schedule 1.1(kkk) and all Business Employees employed in Norway and the United Kingdom."

            (c) SECTION 6.22 of the APA is hereby deleted and restated to read in its entirety as follows:

            "6.22 Financial Statements. Seller shall deliver to Buyer as promptly as practicable and in any event prior to the Closing Date the audited balance sheet as of December 31, 2002 and the audited statements of income, cash flows and changes in shareholder's equity for the year ended December 31, 2002 for the Business and Seller shall deliver to Buyer (with respect to the Business) (i) an unaudited balance sheet as of March 31, 2003 by April 15, 2003 and (ii) an unaudited statement of profit and loss for the three month period ended March 31, 2003 by May 6, 2003."

            (d) ARTICLE 6 of the APA is hereby amended to add new SECTION 6.23 to read as follows:

            "6.23 Transitional Employee Matters.

                  (a) Seller shall ensure that the employees set forth on Exhibit A hereto (the "Munich Employees") will be physically present at the offices of Buyer in Trondheim, Norway to provide services (including knowledge transfer with regard to the CVS Source Tree) as reasonably requested by Buyer for a period of nine months following the date hereof (the "Transition Period"), as follows: (i) in the case of Sabine Engelke, at least five full working days in any given four-week period; (ii) in the case of Stefan Langer, Seller shall use commercially reasonable efforts to provide the services of Mr. Langer as reasonably requested by Buyer, but in any event for at least five full working days in any given four-week period; and (iii) in the case of Tomasz Mikolajewski, at least ten full working days in any given four-week period, provided, however, that the Transition Period shall be increased by one day for each day, if any, that the services of the Munich Employees are not available to Buyer as required pursuant to this SECTION 6.23. Seller shall compensate the Munich Employees in accordance with their standard compensation packages, including reimbursement for transportation and lodging costs incurred by the Munich Employees associated with the time spent in Trondheim. In no event shall Buyer be responsible for the compensation of the Munich Employees for the services rendered hereunder or otherwise. In the event that the employment of any of the Munich Employees with Seller is terminated for any reason, Seller shall promptly provide a suitable replacement with equivalent knowledge and skills, subject to the satisfaction of Buyer. Following the Transition Period, Seller will provide Buyer the opportunity to contract for the services of the Munich Employees on reasonable terms similar to standard professional services contracts for such persons.


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                  (b) Notwithstanding anything in the APA to the contrary,
Seller will not terminate and will retain the employees set forth on Exhibit B hereto (the "Sacramento Employees") for such time as is necessary for the Sacramento Employees to obtain all regulatory and governmental authorizations and approvals (including all required visas and work permits) required to become employees of Buyer at their current location, at which time the Sacramento Employees will become employees of Buyer, provided, however, that Seller's obligations pursuant to this SECTION 6.23(B) will end 120 days following the Closing Date (the "Sacramento End Date"). From the Closing Date until the earlier of: (i) the date the Sacramento Employees become employees of Buyer,
(ii) Buyer terminates the consulting arrangement set forth in this SECTION 6.23(B) with regard to a particular Sacramento Employee, or (iii) the Sacramento End Date (the "Sacramento Term"), the Sacramento Employees shall be provided to Buyer as full-time consultants, to perform for Buyer such services as Buyer shall request upon the terms and at the locations that Buyer requests. During the Sacramento Term, Buyer shall pay to Seller, on a monthly basis in arrears the amount set forth next to each Sacramento Employee's name on Exhibit B hereto, in exchange for the receipt of services as described herein. Such amount shall be paid for each month of service and shall be pro-rated for any portion of a month in which services are rendered by the applicable Sacramento Employee pursuant to this SECTION 6.23(B). Notwithstanding anything else contained herein, in the event that the Sacramento Employees are not able to become employed by Buyer before the Sacramento End Date, Seller will negotiate in good faith with Buyer to resolve any outstanding issues concerning the Sacramento Employees."

            (e) SECTIONS 8.2 and 8.3 of the APA are hereby deleted and restated to read in their entirety as follows:

            "8.2 Indemnification. Seller agrees to indemnify and hold the Indemnified Parties harmless against all Losses incurred, accrued or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of (a) any breach of a representation or warranty of Seller contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement, (b) any failure by Seller to perform or comply with any covenant applicable to it contained in this Agreement, (c) any Excluded Liabilities other than Offset Liabilities (as defined below), (d) Seller's failure to deliver to Buyer any of the Acquired Assets, (e) the Data Center Termination Costs or (f) any matters arising from or related to (including, for the avoidance of doubt, any amounts incurred in defense or settlement as incurred) the Complaint and Demand for Jury Trial of MRT Micro ASA and MRT Mpire Inc. v. Fast Search and Transfer, Inc., Fast Search and Transfer ASA and Overture Services, Inc., filed in the United States District Court for the District of Massachusetts on or about April 10, 2003, including, without limitation, any matters arising from or related to the action filed in Oslo City Court described in paragraph 24 thereto, any amendments to such complaint or other action or any other suits or actions related thereto (brought by the parties thereto or any affiliates or successors of such parties) or the claims contained therein or any judgments (including declaratory judgments) arising therefrom or related thereto. For the purpose of determining the amount of any Loss for which any of the Indemnified Parties may be entitled to indemnification by Seller pursuant to this Article 8, any representation or warranty of Seller contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement that is qualified by a term or terms such as "material," "materially," or "Material Adverse Effect," shall be deemed made or given without such qualification. "Offset Liabilities" shall mean the amount of any Latent Liability which (i) does not relate to any breach or


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inaccuracy in Seller's representations and warranties contained in this
Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement or any failure by Seller to perform or comply with any covenant applicable to it contained in this Agreement and (ii) is offset by amounts actually paid to Buyer pursuant to a settlement or judgment as a result of a counter-claim asserted by Buyer against the third party whose claim constitutes the Latent Liability, which counter-claim arises out of the same facts and circumstances which gives rise to the Latent Liability.

                  8.3 Limitations on Indemnification. Notwithstanding anything in Section 8.2 to the contrary, no Indemnified Party shall be entitled to be indemnified for any Loss incurred, accrued or sustained by such Indemnified Party as a result of any breach or inaccuracy of a representation or warranty of Seller contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement until the Indemnified Parties, or any of them, have delivered to Seller and the Escrow Agent one or more Claim Certificates identifying Losses incurred, accrued or sustained in excess of the Basket Amount, in which case the Indemnified Parties, or any of them, shall be entitled to recover all Losses so identified above the Basket Amount. Notwithstanding the immediately preceding sentence, Buyer shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any Loss incurred, accrued or sustained by an Indemnified Party arising or resulting from fraud or fraudulent misrepresentation with respect to representations and warranties of Seller contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement. Following the Closing, the maximum liability of Seller under this Agreement as a result of any breach or inaccuracy of a representation or warranty of Seller contained in this Agreement or a breach or inaccuracy of a representation or warranty in any certificate, instrument, or other document delivered pursuant to this Agreement, except in the case of intentional, knowing or willful breach of this Agreement, fraud, or similar circumstances, shall not exceed $12,750,000. With regard to item (f) of the first sentence of Section 8.2, (a) the maximum liability of Seller under this Agreement with regard to such item shall not exceed the Purchase Price and (b) Seller's indemnity obligations for amounts paid in settlement by Indemnified Parties in any final settlement of claims with regard to such item shall not exceed the reasonable settlement amounts incurred, sustained or accrued in connection with such settlement (including, for avoidance of doubt, any legal and other costs in connection therewith)."

            (f) The third sentence of SECTION 8.4(A) of the APA is hereby deleted and restated to read in its entirety as follows:

            "Except as set forth in the second to last sentence of Section 8.3, nothing herein shall prohibit any Indemnified Party from seeking recovery pursuant to Section 8.2 directly from Seller or its successors for any Losses exceeding the amounts contained in the Escrow Fund."

      1.2 EXCLUDED ASSETS. Notwithstanding anything in the APA to the contrary, the tangible assets described on Exhibit C to this Amendment #1 shall not be deemed to be Acquired Assets for purposes of the APA and shall be excluded from the assets delivered by the Seller Group to Buyer or the Buyer Subsidiaries at the Closing.


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      1.3 TRADEMARK LICENSE.

            (a) For a period of six (6) months following the Closing Date, Seller shall have a license to display the trademark "alltheweb" (the "Buyer Trademarks") in its marketing materials in the form used as of the Closing Date. All representations of the Buyer Trademarks that Seller intends to use shall be exact copies of those used by Seller in connection with Seller's operation of the Business on or before the Closing Date. Except as expressly set forth herein, nothing in this Agreement grants, or should be construed to grant, any right, title, or interest in or to the Buyer Trademarks to Seller.

            (b) For a period of six (6) months following the Closing Date, Buyer shall have the right to display the trademarks "FAST," "powered by FAST" and similar marks (the "Seller Trademarks") in the form and in the manner as used by the Business as of the Closing Date. All representations of the Seller Trademarks that Buyer intends to use shall be exact copies of those used by Seller in connection with Seller's operation of the Business on or before the Closing Date. Except as expressly set forth herein, nothing in this Agreement grants, or should be construed to grant, any right, title, or interest in or to the Seller Trademarks to Buyer.

            (c) Notwithstanding anything in the APA to the contrary, Seller shall have a revocable, perpetual license to use the alltheweb.com name and trademark following the Closing Date on the materials set forth on Exhibit D hereto.

      1.4 FAST PARTNER SITE. At the Closing, Seller shall provide Buyer with an electronic copy of the Fast Partner Site Data Sheet attached hereto as Exhibit
E. Following the Closing Date, Buyer shall have the exclusive right to use such Fast Partner Site Data Sheet and its content in connection with Buyer's operation of the Business. In addition, during the period from the Closing Date until December 31, 2004, Seller shall redirect all visitors to Seller's website located at http://www.fastsearch.com, or any similar websites, who click on links related to web search, to Buyer's website located at http://www.alltheweb.com.

      1.5 FAST WEB SEARCH. At the Closing, Seller shall provide Buyer with an electronic copy of the Fast Web Search Data Sheet attached hereto as Exhibit F. Following the Closing Date, Buyer shall have the exclusive right to use such Fast Web Search Data Sheet and its content in connection with Buyer's operation of the Business. In addition, during the period from the Closing Date until December 31, 2004, Seller shall redirect all visitors to Seller's website located at http://www.fastsearch.com, or any similar websites, who click on links related to web search, to Buyer's website located at http://www.alltheweb.com.

      1.6 CONDUCT OF SELLER PRIOR TO THE CLOSING. For purposes of SECTION 6.1 of the APA, Buyer hereby acknowledges its consent to the salary changes made by Seller as set forth on Exhibit G hereto.

      1.7 DISCLOSURE. The existence of the matters set forth on Exhibit H hereto shall be deemed to be disclosed to Buyer at the time of and in connection with the execution of the APA, provided, however, that such disclosure shall be for information purposes only and shall not


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constitute an exception or qualification in any manner or respect to any representations and warranties of Seller made in the APA.

                                   ARTICLE II

      2.1 DEFINED TERMS; NOTICES. Capitalized terms used herein but not otherwise defined herein shall have the meanings as set forth in the APA. All notices and communications hereunder shall be given (or deemed given) in the manner and to the addresses set forth in SECTION 10.1 of the APA.

      2.2 ENTIRE AGREEMENT; EFFECTIVENESS; ASSIGNMENT. This Amendment #1 amends, modifies and supersedes to the extent of any inconsistencies, the provisions of the APA. Except as expressly amended by this Amendment #1, the APA remains in full force and effect. This Amendment #1 is deemed effective as of the date of the APA. All references to the APA in documents delivered in connection with the APA will be deemed to refer to the APA, as amended by this Amendment #1. This Amendment #1 shall not be assigned by operation of law or otherwise, except as otherwise consistent with SECTION 10.9 of the APA, provided that Buyer may assign its rights and delegate its obligations hereunder to its wholly-owned subsidiaries.

      2.3 MISCELLANEOUS. This Amendment #1 shall be governed by Sections 10.1 and 10.3 through 10.14 of the APA as though such sections were set forth herein.


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      IN WITNESS WHEREOF, Buyer, Seller and Escrow Agent have caused this
Amendment #1 to Asset Purchase Agreement to be signed, all as of the date first written above.

                                              OVERTURE SERVICES, INC.


                                              By: /s/ Todd Tappin
                                                  ------------------------------

                                              Name:   Todd Tappin
                                                    ----------------------------

                                              Title:  CFO
                                                     ---------------------------


                                              FAST SEARCH & TRANSFER ASA

                                              By: /s/ John M. Lervik
                                                  ------------------------------

                                              Name:   John M. Lervik
                                                    ----------------------------

                                              Title:  CEO
                                                     ---------------------------

                                              U.S. BANK TRUST,
                                              NATIONAL ASSOCIATION


                                              By: /s/ Sheila Soares
                                                  ------------------------------

                                              Name:   Sheila Soares
                                                    ----------------------------

                                              Title:  Assistant Vice President
                                                     ---------------------------